STRIVE, INC.
2026 OMNIBUS EQUITY INCENTIVE PLAN
NOTICE OF PERFORMANCE STOCK UNIT AWARD

Name: [FIRST LAST]

You (the “Grantee”) have been granted an award of Performance Stock Units (the “PSUs”), subject to the terms and conditions of the Strive, Inc. 2026 Omnibus Equity Incentive Plan (the “Plan”) and the attached Performance Stock Unit Agreement, including any and all exhibits and appendices thereto (the “Agreement”), as set forth below. Each PSU represents a contingent right to receive one share of the Company’s Class A Common Stock. Unless otherwise defined in this Notice of Performance Stock Unit Award (this “Notice”), the terms used in this Notice shall have the meanings defined in the Plan.

Target Number of PSUs:	[●] (“Target PSUs”)
Maximum Number of PSUs:	200% of Target PSUs
Grant Date:	[●]
Vesting:	The PSUs under this Agreement will vest on the date that the Committee certifies the Company’s achievement of the Performance Goal (as described below) following the final day of the Performance Period (with such certification anticipated to be [_______]), subject to the Grantee’s continued service through the date that the Committee certifies the Company’s achievement of the Performance Goal (unless otherwise set forth in Section 3 of the Agreement).
Performance Period:	The Performance Period under this Agreement is the three (3)-year performance period that runs from [DATES].
Performance Goal:	The Performance Goal is set forth on Appendix 1 to Exhibit A.

Acknowledgement/Acceptance: By your acceptance of this Notice through the Company’s online acceptance procedure (or by your signature and the signature of the Company’s representative on this Notice), you and the Company agree that the PSUs are granted under and governed by the terms and conditions of this Notice, the Agreement and the Plan. You acknowledge that you have received a copy of the Agreement and the Plan and have read this Notice, the Agreement and the Plan in their entirety.

If you do not accept this Notice within 60 days of the Grant Date, the award of PSUs may be cancelled.

GRANTEE	STRIVE, INC.
___________________________________	___________________________________
Name: [FIRST LAST]	Name: Benjamin Pham
Title: Chief Financial Officer

STRIVE, INC.
2026 OMNIBUS EQUITY INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT

The Grantee has been granted Performance Stock Units (“PSUs”) subject to the terms and conditions of the Strive, Inc. 2026 Omnibus Equity Incentive Plan (the “Plan”), the Notice of Performance Stock Unit Award (the “Notice”) and this Performance Stock Unit Agreement, including any and all exhibits and appendices hereto (the “Agreement”). Unless otherwise defined in this Agreement, the terms used herein shall have the meanings defined in the Plan or the Notice, as applicable.

1.    No Shareholder Rights. Unless and until such time as shares of the Company’s Class A Common Stock (the “Shares”) are issued in settlement of PSUs that have satisfied the Time Condition (the “Vested PSUs”), neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a Shareholder, nor ownership of the Shares underlying the PSUs, nor any right to dividends with respect to such Shares. Prior to actual payment in settlement of any Vested PSU, such PSU will represent an unsecured obligation of the Company payable (if at all) from the general assets of the Company.

2.    Vesting Date; Vesting Conditions.

(a)Vesting of PSUs. The Grantee may earn between 0% and 200% of the Target PSUs based on the Company’s achievement of the Performance Goal during the Performance Period. Subject to Section 3 and Section 4 of this Agreement, the Award shall vest on the date the Committee certifies the Company’s achievement of the Performance Goal set forth in the Notice following the final date of the Performance Period (such certification date, the “Vesting Date”), and pursuant to the vesting conditions set forth in the Notice.

(b)Following the Vesting Date, the PSUs underlying this Award vest based on the achievement of the Performance Goal and, once vesting is determined, the applicable portion (if any) shall become vested and be settled in Shares in accordance with Section 6. Except as otherwise set forth in Sections 3 and 4, vesting will cease upon the Grantee’s Termination of Service. Any PSUs that did not become vested prior to the Grantee’s Termination of Service or that do not become vested according to the provisions in Section 3 and Section 4 of this Agreement shall be forfeited immediately following the date of the Grantee’s Termination of Service.

3.    Termination of Service.

(a)    Termination of Service by the Company for Cause. If (i) the Grantee has a Termination of Service by the Company for Cause or (ii) after the Grantee’s Termination of Service, the Grantee is found to have engaged in conduct (before or after the date of such termination) that constitutes or would have constituted Cause, any PSUs that have not yet been settled as of such time (whether vested or unvested) shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such forfeited PSUs. In addition, the Board may require the Grantee to return to the Company any cash or Shares the Grantee received with respect to the settlement of the PSUs; provided that, if the Grantee disposed of any Shares the Grantee received with respect to the settlement of the PSUs, the Board may require the Grantee to pay to the Company, in cash, the fair market value of such Shares as of the date of disposition. The Board shall exercise the right of recoupment provided for in this Section 3(a) within 180 days after the Board’s discovery of the applicable activity constituting Cause or within any other period permitted pursuant to any applicable clawback or recoupment policy or as permitted by applicable law. For purposes of this Agreement, (x) “Cause” has the meaning set forth in any employment agreement or other individual agreement to which the Grantee and the Company are parties, or (y) if there is no such agreement or if such agreement does not define “Cause,” “Cause” has the meaning set forth in the Plan.

(b)    Termination of Service by the Grantee Other Than for Good Reason. If the Grantee has a Termination of Service by the Grantee for any reason other than for Good Reason prior to the vesting of any PSUs, all unvested PSUs that are outstanding as of the date of such termination shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such forfeited PSUs.

(c)    Termination of Service by the Company Without Cause or due to Death or Disability. If the Grantee has a Termination of Service by the Company for any reason other than Cause, or due to death or Disability (as defined in the Grantee’s Service Agreement), the unvested PSUs shall remain outstanding and will vest, subject to the achievement of the applicable Performance Goal, at the same time as the unvested PSUs would have vested had the Grantee not had a Termination of Service.

4.    Change in Control. In the event of a Change in Control, the Performance Goal with respect to any outstanding PSUs shall be determined to be the greater of (i) actual performance measured based on the CIC Closing Price as of the CIC Date, with performance measured from the beginning of the applicable Performance Period through the CIC Date (with respect to both the measurement of the Company TSR and the Comparator Group TSR) and (ii) 100% of Target PSUs, with the then outstanding PSUs (based on the applicable achievement level as determined in accordance with clause (i) or clause (ii)) to continue to be subject to the initial vesting period such that the PSUs shall vest, subject to continued service, at the end of the original Performance Period; provided, however, that if Grantee’s service is terminated by the Company or its Subsidiaries (or successors) without Cause, the Grantee resigns with Good Reason or due to death or Disability following the Change in Control and prior to the end of the original Performance Period, the PSUs shall immediately vest in full.

5.    Dividend Equivalents. Cash dividends or equivalents, if any, shall not be credited to the Grantee during the life of the PSUs.

6.    Settlement of PSUs. Except as otherwise set forth in the Plan, vested PSUs will be settled in Shares, and, subject to the withholding provisions set forth in Section 8 of this Agreement, the Grantee shall receive the number of Shares that corresponds to the number of PSUs that have become vested as of the Vesting Date, which Shares shall be delivered on the date that is no later than sixty (60) days following the Vesting Date, as determined in the Committee’s full and sole discretion.

7.    Transfer Restrictions.

(a)    PSUs Not Transferable. No portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Grantee unless and until payment is made in respect of vested PSUs in accordance with the provisions hereof and the Grantee has become the holder of record of the vested Shares issuable hereunder, other than (i) to the Company as a result of forfeiture of the PSUs as provided herein, (ii) by will or the applicable laws of descent and distribution or (iii) as otherwise provided by the Committee. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

(b)    Beneficiary Designation. Notwithstanding the provisions of subsection (a) above, if permitted by the Company, the Grantee may designate a beneficiary or beneficiaries to exercise the rights of the Grantee and receive any property distributable with respect to Vested PSUs upon the death of the Grantee. Such a designation shall be made in the manner established by the Company from time to time. Any distribution or delivery to be made to the Grantee under this Agreement will, if the Grantee is then deceased, be made to the Grantee’s designated beneficiary, or if no beneficiary survives the Grantee the administrator or executor of the Grantee’s estate. Any such transferee must furnish the Company with (i) written notice of his or her status as transferee and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to such transfer.

(c)    Restrictions Binding on Transferees. In the case of any transfer permitted by this Agreement, the transferee, assignee, or other recipient shall receive and hold the securities subject to the provisions of this Section 7, and there shall be no further transfer of such PSUs except in accordance with this Section 7.

(d)    Insider Trading Policies and Laws. The Grantee shall comply with the Company’s insider trading policy and code of conduct (or related policies) as may be adopted or amended from time to time by the Board (or a duly authorized committee thereof) (the “Policies”). To the extent the Grantee is not an employee of the Company, the Grantee shall comply with the Policies in the same manner as if the Grantee were deemed an employee of the Company as defined in the Policies. In addition, the Grantee shall comply with any applicable insider trading restrictions under securities laws, market abuse laws and/or other similar laws in the United States and in the Grantee’s country of residence (if different).

8.    Responsibility for Taxes.

(a)    The Grantee acknowledges that, regardless of any action taken by the Company or, if different, the Grantee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Prior to any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. The Company, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Grantee to satisfy such Tax-Related Items, in one or more of the following methods to the extent permissible by applicable law: (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the amount of such Tax-Related Items, (iii) withholding the amount of such Tax-Related Items from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, (iv) delivering to the

Company already vested and owned Shares having a fair market value equal to such Tax-Related Items, (v) selling a sufficient number of such Shares otherwise deliverable to the Grantee through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount of the Tax-Related Items, or (vi) by such other method as may be permitted by the Plan and the Company.

(c)    Finally, the Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by any of the means previously described. Notwithstanding any contrary provision of the Plan, the Notice or of this Agreement, if the Grantee fails to make satisfactory arrangements for the payment of any Tax-Related Items when due, the Grantee permanently will forfeit the PSUs on which the Tax-Related Items were not satisfied and also will permanently forfeit any right to receive shares of Class A Common Stock thereunder. In that case, the PSUs will be returned to the Company at no cost to the Company.

9.    Section 409A of the Code. It is the intent that the PSUs shall be either exempt from or compliant with the requirements of Section 409A of the Code, and any successor Code, and related rules, regulations and interpretations, and the PSUs shall be interpreted, construed and operated to reflect this intent. Solely for purposes of Section 409A of the Code, each issuance of Shares on (or following) the Vesting Date shall be considered a separate payment. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that the PSUs qualify for the exemption from, or comply with the requirements of, Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A if compliance is not practical; provided, however, that the Company makes no representation that the PSUs will be exempt from or will comply with Section 409A of the Code, and makes no undertaking to amend the terms of the PSUs to preclude Section 409A of the Code from applying to the PSUs or to ensure that the PSUs comply with Section 409A of the Code. Nothing in this Agreement shall provide a basis for any person to take any action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amounts paid under the PSUs, and neither the Company nor any Affiliate will have any liability under any circumstances to the Grantee or any other party if the PSUs, the delivery of Shares upon vesting/payment of the PSUs or other payment or tax event hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Company with respect thereto.

10.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and the Grantee (including any written representations, warranties and agreements as the Company may request of the Grantee for compliance with applicable laws) with all applicable local, state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer.

11.    Book-Entry Form; Legends. The Company shall issue the Shares to the Grantee by entering such Shares in the Grantee’s name as of such date in the books and records of the Company or, if applicable, a duly authorized transfer agent of the Company. The Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the Plan, this Agreement or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable local, state, federal and foreign laws, and the Company may cause such Shares to bear a legend or legends to make appropriate reference to such restrictions.

12.    No Rights to Future Awards. The grant of the PSUs to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards.

13.    No Rights to Continued Employment or Service. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company or an Affiliate (if applicable) to terminate the Grantee’s service with the Company or an Affiliate, for any reason, with or without cause.

14.    Not Salary, Pensionable Earnings or Base Pay. The Grantee acknowledges that the PSUs shall not be included in or deemed to be a part of (i) salary, normal salary or other ordinary compensation, (ii) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of the Grantee under any bonus, severance benefit, pension, retirement, termination or dismissal indemnity, retirement indemnity or other benefit arrangement of the Company or (iii) any calculation of base pay or regular pay for any purpose.

15.    Miscellaneous.

(a)    Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Nevada. The state and federal courts located in the State of Nevada will have jurisdiction in any action, suit or proceeding based on or arising out of this Agreement, and the Grantee: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against the Grantee; and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

(b)    Entire Agreement; Modification; Enforcement of Rights. This Agreement, together with the Notice and the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties. Except as contemplated under the Plan, or except for any amendment or other action contemplated under Section 9 hereof or any other amendment or action that may be required or desirable to facilitate compliance with applicable law or to mitigate adverse accounting consequences, no modification of or amendment to this Agreement that materially and adversely affects the rights of the Grantee shall be effective unless agreed to in writing by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(d)    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(e)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or at time of transmission if sent by telegram or fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, or at the time an electronic confirmation of receipt is received if delivery is by email, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice. Any notice for delivery outside the United States will be sent by email, facsimile or by express courier.

(f)    Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Grantee under this Agreement may not be assigned without the prior written consent of the Company.

(g)    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan or the Grantee’s receipt or sale of the underlying Shares. The Grantee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(h)    Imposition of Other Requirements. The Company reserves the right to impose other requirements on participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(i)    Adjustments. The PSUs will be subject to adjustment pursuant to Section 5(e) of the Plan.
(j)    Cancellation/Clawback. The Grantee hereby acknowledges and agrees that the PSUs are subject to the Strive, Inc. Compensation Recoupment Policy or any other clawback policy adopted by the Company (as applicable, a “Clawback Policy”). In consideration of the grant of the PSUs under this Agreement, the Grantee agrees that, to the extent that the Grantee is or becomes covered by the Clawback Policy, the PSUs granted to the Grantee pursuant to this Agreement and any Shares issued upon settlement thereof shall be subject to such Clawback Policy as may be in effect from time to time. In the event it is determined that any amounts granted, awarded, paid or otherwise provided to or earned by the Grantee must be forfeited or reimbursed to the Company pursuant to any such Clawback Policy, the Grantee agrees that the Grantee will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

(k)    Data Privacy. The acceptance of the PSUs constitutes Grantee’s authorization of the release from time to time by the Company or third party service providers such as brokers, registrars, administrators or trustees (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the PSUs and/or the Plan (the “Relevant Information”). Without limiting the above, this authorization permits the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the PSUs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)).

The acceptance of the PSUs also constitutes Grantee’s authorization of the transfer of the Relevant Information to any jurisdiction in which any Relevant Company considers appropriate. Grantee shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

(l) Acknowledgement. The Grantee acknowledges that the Grantee (i) has received a copy of the Plan, (ii) has had an opportunity to review the terms of this Agreement and the Plan, (iii) understands the terms and conditions of this Agreement and the Plan, and (iv) agrees to such terms and conditions.

ACCEPTANCE OF THE NOTICE BY THE GRANTEE CONSTITUTES ACCEPTANCE OF THIS AGREEMENT